UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2008

NANOGEN, INC.

(Exact name of registrant specified in its charter)

Delaware	000-23541	33-0489621
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10398 Pacific Center Court, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (858) 410-4600

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On July 31, 2008, the Audit Committee of the Board of Directors of Nanogen, Inc. (the “Company”) determined that the Company should restate its previously issued condensed consolidated financial statement for the quarter ended March 31, 2008 to correct an error in the fair value calculation of the Series A, Series B and Series C warrants (the “Warrants”) issued in connection with the offer and sale of the Company’s 6.25% Senior Convertible Note Due 2010 (the “6.25% Notes”) on August 27, 2007. The Company’s management has discussed this error with Ernst & Young LLP, the Company’s independent registered public accounting firm. Accordingly, the financial statements contained in the Company’s Form 10-Q for the quarter ended March 31, 2008 filed with the Securities and Exchange Commission on May 12, 2008 (the “Form 10-Q”) should no longer be relied upon.

This error occurred in accounting related to the application of the anti-dilution adjustment for the Warrants as a result of the 6.25% Note restructuring at the end of the first quarter of 2008. The financial impact of the error is an understatement of non-cash loss on note conversion of $3.5 million. The recorded loss of $23.0 million for the first quarter of 2008 should have been stated as $26.4 million. The adjustment only effects the first quarter of 2008, and is a non-cash adjustment.

The Company will restate its consolidated financial statements in its Form 10-Q to correct the error and file the restated financial statement in an amendment to the Form 10-Q as soon as possible. The Company will label the first quarter financial information in the Form 10-Q “As Restated” and will provide explanatory disclosure consistent with the requirements of Statement of Financial Accounting Standard No. 154, “Accounting Changes and Error Corrections a replacement of APB Opinion No. 20 and FASB Statement No. 3.” The Company will also provide expanded financial information, at a level consistent Article 10 of Regulation S-X, reconciling the restated consolidated Balance Sheet and Statement of Operations to previously filed financial information. The Company expects to complete the restatement and file the restated financial statements and detailed explanatory information within the next 10 days.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANOGEN, INC.

Date:	August 4, 2008	By:	/s/ Nicholas J. Venuto
		Name:	Nicholas J. Venuto
		Title:	Chief Financial Officer